Exhibit 99.3

Execution Version

SHARE PURCHASE AGREEMENT

dated as of

December 31, 2019

between

AMTD GROUP COMPANY LIMITED

and

CLEAR RADIANT LIMITED

-i-

TABLE OF CONTENTS

(continued)

		Page
Section 4.04	Consents	11
Section 4.05	Status and Investment Intent of the Purchaser	11
Section 4.06	Restricted Securities	12
Section 4.07	Legends	12
Section 4.08	No Brokers	12

ARTICLE 5
COVENANTS

Section 5.01	Interim Conduct; Further Assurances	12
Section 5.02	Listing of Securities	13
Section 5.03	Dividend Reinvestment	13
Section 5.04	Lock-up	14
Section 5.05	Deposit Arrangement	14

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.01	Conditions to Obligations of All Parties	15
Section 6.02	Conditions to Obligation of the Purchaser	15
Section 6.03	Conditions to Obligation of the Seller	15

ARTICLE 7
SURVIVAL; INDEMNIFICATION

Section 7.01	Survival	16
Section 7.02	Indemnification	16
Section 7.03	Third Party Claim Procedures	17
Section 7.04	Direct Claim Procedures	18

ARTICLE 8
TERMINATION

Section 8.01	Grounds for Termination	18
Section 8.02	Effect of Termination	18

ARTICLE 9
MISCELLANEOUS

Section 9.01	Notices	19
Section 9.02	Amendments and Waives	19
Section 9.03	Expenses	19

-ii-

TABLE OF CONTENTS

(continued)

		Page
Section 9.04	Successors and Assigns	20
Section 9.05	Governing Law	20
Section 9.06	Arbitration	20
Section 9.07	Specific Performance	20
Section 9.08	Counterparts; Effectiveness; Third Party Beneficiaries	20
Section 9.09	Entire Agreement	20
Section 9.10	Severability	21

-iii-

Execution Version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated as of December 31, 2019 (this “Agreement”) is made and entered into by and between (i) AMTD Group Company Limited, a company organized under the laws of the British Virgin Islands (the “Seller”) and (ii) Clear Radiant Limited, a company organized under the laws of the British Virgin Islands (the “Purchaser”).

W I T N E S E T H:

WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, upon the terms and conditions set forth in this Agreement, certain Sale II Shares (as defined below) of AMTD International Inc. (the “Company”), a Cayman Islands company listed in the New York Stock Exchange (such transaction, the “Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) The following terms, as used herein, have the following meanings:

“ADSs” means the American depositary shares of the Company, each representing one (1) Class A Share.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company, the Seller and any of their respective Subsidiaries shall be considered an Affiliate of the Purchaser. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any international, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

Execution Version

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, NY, the Cayman Islands or Hong Kong are authorized or required by Applicable Law to close.

“Class A Shares” means Class A ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Closing Date” means the date of the Closing.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding, whether written or oral.

“Cosmo Divestiture” means the sale of all issued share capital of Cosmopolitan International Development Limited and assignment of certain loans and other debts owed by Cosmopolitan International Development Limited to Groupsource Investment Limited, a British Virgin Islands company, substantially in accordance with the terms set forth in Exhibit A attached hereto.

“Cosmo Divestiture Closing” means the closing for the Cosmo Divestiture.

“Deposit Agreement” shall mean that certain Deposit Agreement dated August 2, 2019 entered into by and among the Company, The Bank of New York Mellon as depositary, and such other parties thereto, as may be amended or replaced from time to time.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, or other encumbrance of any kind.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Fundamental Representations and Warranties” means the representations and warranties by the Seller as contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06 and Section 3.07.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means International Financial Reporting Standards issued by International Accounting Standards Board.

Execution Version

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry and investigation.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from (A) the announcement of the transactions contemplated by this Agreement, (B) changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally or (C) changes affecting general worldwide economic or capital market conditions.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time.

“NYSE” means the New York Stock Exchange.

“Ordinary Shares” means collectively the Class A Shares and the Class B Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Sale I Shares SPA” means certain share purchase agreement dated as of the date hereof between the Seller and the purchaser entity as described thereunder regarding the sale and transfer of additional 5,674,000 Class A Shares, as automatically converted from 5,674,000 Class B Shares to be sold and transferred by the Seller to the Purchaser through multiple closings as described thereunder.

“Sale II Shares” means 6,069,000 Class A Shares, as automatically converted from 6,069,000 Class B Shares to be sold and transferred by the Seller to the Purchaser at the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEHK” means the Stock Exchange of Hong Kong.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is controlled by such Person.

Execution Version

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, ADSs or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Company Securities.

“U.S.” or “United States” means the United States of America.

“VP Convertible Note” means the 2.00% convertible note due 2023 initially issued to Value Partners Greater China High Yield Income Fund.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bankruptcy Exception	Section 3.04
Closing	Section 2.02
Company	Preamble
Company ESOP	Section 3.03(a)
e-mail	Section 9.01
Financial Statements	Section 3.10
HKIAC	Section 9.06
Indemnified Parties	Section 7.02(a)
Indemnifying Party	Section 7.02(a)
Investment	Recitals
Lock-Up Period	Section 5.03
Losses	Section 7.02(a)
Permits	Section 3.12
Purchase Price	Section 2.01
Purchaser	Preamble
Rules	Section 9.06
SEC Documents	Section 3.09
Third Party Claim	Section 7.03(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles,

Execution Version

Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, including without limitation those set out in Article 6, at the Closing, the Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase and acquire from the Seller, the Sale II Shares. The aggregate purchase price for the Sale II Shares is US$51,283,050 (“Purchase Price”), representing a per share price of US$8.45 (as may be adjusted from time to time for any share splits, share dividends, combinations, recapitalizations and similar transactions). The Purchase Price shall be paid as provided in Section 2.02.

Section 2.02 Closing. The purchase and sale of the Sale II Shares will be completed at the closing (the “Closing”). The Closing shall take place remotely via the electronic exchange of documents and signatures as soon as possible within one (1) Business Day following the Cosmo Divestiture Closing and after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as the parties hereto may agree. At the Closing:

(a) the Purchaser shall deliver to the Seller the Purchase Price by wire transfer in U.S. dollars of immediately available funds to an account maintained by the Seller at AMTD Global Markets Limited as notified by the Seller to the Purchaser in writing at least one (1) Business Day prior to the Closing Date, and the Purchaser hereby agrees and irrevocably authorizes AMTD Global Markets Limited and the Seller to transfer the Purchase Price from such account to one or more accounts designated by the Seller at its sole discretion; and

Execution Version

(b) the Seller shall deliver or cause to be delivered to the Purchaser: (i) a certified copy of the relevant page of the register of members of the Company reflecting the Purchaser as the owner of the Sale II Shares, and (ii) a copy of the share certificate representing the Sale II Shares duly executed on behalf of the Company and registered in the name of the Purchaser and certified by the Company’s registered agent/registered office provider; provided that the Purchaser hereby agrees and authorizes that the original of such share certificate shall be deposited with and held in the custody of the Seller or any other entity designated by the Seller, provided further that in any such case the Seller shall promptly return and deliver the original of such share certificate to the Purchaser upon the written request by the Purchaser, at any time and at the Purchaser’s sole discretion.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND COMPANY

The Seller hereby represents and warrants to the Purchaser that:

Section 3.01 Organization and Qualification. The Seller is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, and has the requisite corporate power and authorization to own, operate and dispose of its properties. The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents. The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. The memorandum and articles of association of the Company as filed with the SEC, is the current Memorandum and Articles and is in full force and effect. The Company is not in violation of any of the provisions of its Memorandum and Articles except as would not have a Material Adverse Effect.

Section 3.02 Subsidiaries. Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents. Each Subsidiary of the Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. The constitutional documents of each of the Company’s Subsidiaries are in full force and effect except as would not have a Material Adverse Effect. None of the Company’s Subsidiaries is in violation of any of the provisions of its constitutional documents except as would not have a Material Adverse Effect.

Execution Version

Section 3.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 8,000,000,000 Class A Shares and 2,000,000,000 Class B Shares. As of the date of this Agreement, (i)(A) 41,084,851 Class A Shares are issued and outstanding, (B) 20,000,000 Class A Shares are reserved and available for issuance pursuant to share-based compensation awards granted under the Company’s SpiderMan Share Incentive Plan (the “Company ESOP”) and (ii) 204,526,627 Class B Shares are issued and outstanding. Except as set forth in this Section 3.03(a) and other than the VP Convertible Note, as of the date of this Agreement, no Securities were issued, reserved for issuance or outstanding and no securities of any of its Subsidiaries convertible into or exchangeable or exercisable for any Securities were issued or are outstanding. All outstanding Ordinary Shares are, and all such shares that may be issued prior to the date hereof will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except for any obligations pursuant to this Agreement, Sale I Shares SPA, or as otherwise set forth above in this Section 3.03(a) and other than pursuant to the VP Convertible Note or Company ESOP, as of the date of this Agreement, there are no options or other rights to acquire from the Company, or other obligation of the Company to issue, any additional Securities, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities.

(b) All of the outstanding capital or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Encumbrance. All of the issued equity securities of each Subsidiary of the Company are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable registration and qualification requirements of Applicable Laws.

(c) There are no preemptive rights, registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights, veto rights or other similar rights with respect to the Securities of the Company that have been granted to any Person.

(d) After giving effect to the transactions contemplated herein and in the Sale I Shares SPA, the Sale II Shares shall represent (i) 2.29% of the total outstanding share capital of, and (ii) 0.15% of the total voting power represented by the total outstanding share capital of, the Company, in each case on a fully diluted basis (including, for the avoidance of doubt, all shares issuable under Company ESOP).

Section 3.04 Authorization; Enforcement; Validity. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to sell and transfer the Sale II Shares in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy Exception”).

Execution Version

Section 3.05 No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (including the sale and transfer of the Sale II Shares) will not (i) result in a violation of the Memorandum and Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Seller or any of its Subsidiaries is a party, or (iii) result in a violation of any Applicable Law to the Company or the Seller or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not have a Material Adverse Effect.

Section 3.06 Consents. The execution, delivery and performance of this Agreement by the Seller require no (i) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or (ii) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which the Company or any of its Subsidiaries or the Seller is a party.

Section 3.07 Title to Sale Shares. The Seller holds and has good and valid title to the Sale II Shares, free from all preemptive or similar rights and Encumbrances. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Sale Shares, upon delivery to the Purchaser at the Closing of instruments sufficient to transfer the Sale II Shares, and upon the Seller’s receipt of the Purchase Price, good and valid title to the Sale II Shares will pass to the Purchaser, free from all preemptive or similar rights and Encumbrances.

Section 3.08 No Registration. Assuming the accuracy of the representations and warranties set forth in Section 4.05 of this Agreement, it is not necessary in connection with the issuance and sale of the Sale II Shares to register the Sale II Shares under the Securities Act or to qualify or register the Sale II Shares under applicable U.S. state securities laws. None of the Seller, any of its Affiliates or any Person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Sale II Shares.

Section 3.09 SEC Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing or furnishing dates, the SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, other than as corrected or clarified in a subsequent SEC Document prior to the date of this Agreement, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the SEC Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the SEC Documents or to be filed as exhibits to the SEC Documents which have not been so described, disclosed or filed.

Execution Version

Section 3.10 Financial Statements. As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements (including any related notes thereto) included or incorporated by reference in the SEC Documents fairly presented in all material respects the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein. Such Financial Statements were prepared in accordance with IFRS applied on a consistent basis (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements). Except as disclosed in the SEC Documents and the press release issued by the Company on the date hereof, since March 31, 2019, (i) each of the Company and its Subsidiaries has operated in the ordinary course of its business in all material respects and (ii) there has not been a Material Adverse Effect.

Section 3.11 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 or Rule 15d-15 under the Exchange Act. Except as disclosed in the SEC Documents, such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains a system of internal controls over financial reporting sufficient to, except to the extent disclosed in the SEC Documents, provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS. Other than the material weaknesses in such internal controls over financial reporting disclosed in the SEC Documents, there are no such other material weaknesses in such system of internal controls. To the knowledge of the Seller, there is no reason that the chief executive officer and chief financial officer of the Company will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 3.12 Compliance with Applicable Laws. The Company and each of its Subsidiaries have conducted their businesses in material compliance with all Applicable Laws (including, without limitation, the U.S. Foreign Corrupt Practices Act, Hong Kong anti-bribery and other applicable anti-bribery or anti-corruption laws, each as amended) except as disclosed in the SEC Documents. Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) that are required in order to carry on their business as presently conducted. Except as disclosed in the SEC Documents, all such material Permits are in full force and effect and, to the knowledge of the Seller, no suspension or cancellation of any of them is threatened. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE. The Company and its Subsidiaries have taken no action

Execution Version

designed to, or reasonably likely to have the effect of, delisting the ADSs from the NYSE. The Company has not received any notification that the SEC or the NYSE is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto), and the Seller has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of the Company’s ADSs from the NYSE in the foreseeable future.

Section 3.13 Insolvency and Winding-up. Both before and after giving effect to the transactions contemplated by this Agreement, each of the Company and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due) and (ii) will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the SEC Documents. No order or petition has been presented or resolution passed for the administration, winding-up, dissolution, or liquidation of any of the Company and its Subsidiaries and no administrator, receiver, or manager has been appointed in respect thereof. None of the Company and its Subsidiaries has commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation, or similar law of any jurisdiction and no such proceedings have been commenced or is anticipated to be commenced against any of the Company and its Subsidiaries.

Section 3.14 No Undisclosed Liabilities. Except as disclosed in the SEC Documents, there are no liabilities of the Company or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than: (a) liabilities reflected on, reserved against, or disclosed in the Company’s financial statements included in the press release issued by the Company on the date hereof, (b) liabilities incurred since March 31, 2019 in the ordinary course of business consistent with past practices, (c) any other undisclosed liabilities that are not material to the Company on a consolidated basis, and (d) any liabilities incurred pursuant to this Agreement and the Sale I Shares SPA. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Documents nor any obligations to enter into any such arrangements.

Section 3.15 No Brokers. No broker, finder, commission agent, placement agent or arranger is entitled to receive from the Purchaser or any of its Subsidiaries any broker’s or finder’s fee or commission in connection with the sale of the Sale II Shares.

Section 3.16 Litigation. There are no pending or, to the knowledge of the Seller, threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Authority or by any other person against the Company or any of its Subsidiaries , except that would not be reasonably expected to have a Material Adverse Effect, or any proceedings that seek to restrain or enjoin the consummation of the transactions under this Agreement.

Execution Version

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

Section 4.01 Organization. The Purchaser is a Subsidiary of Cosmopolitan International Holdings Limited, a Cayman Islands company with its shares listed on the SEHK, and is duly established, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02 Authorization; Enforcement; Validity. The Purchaser has the requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action by the Purchaser and no other filing, consent or authorization on the part of the Purchaser is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

Section 4.03 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational or constitutional documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, or (iii) result in a violation of any Applicable Law to the Purchaser or by which any property or asset of the Purchaser is bound or affected.

Section 4.04 Consents. The execution, delivery and performance of this Agreement by the Purchaser require no (i) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or (ii) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which it is a party.

Section 4.05 Status and Investment Intent of the Purchaser.

(a) The Purchaser is (i) not a “U.S. person” within the meaning of Regulation S under the Securities Act and is acquiring the Sale II Shares in an offshore transaction under Rule 903 of Regulation S under the Securities Act, or (ii) an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Act.

(b) The Purchaser (i) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Sale II Shares and (ii) is capable of bearing the economic risk of the Investment.

Execution Version

(c) The Purchaser is acquiring the Sale II Shares for its own account and not with a view towards, or for resale in connection with, the public sale or public distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

(d) The Purchaser acknowledges and affirms that, with the assistance of its advisors (if applicable), it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Sale II Shares.

Section 4.06 Restricted Securities. The Purchaser understands that the Sale II Shares it is purchasing are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

Section 4.07 Legends. It is understood that the certificates evidencing the Purchased Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR A VALID EXEMPTION THEREFROM.”

Section 4.08 No Brokers. No broker, finder, commission agent, placement agent or arranger is entitled to receive from the Seller or the Company or any of their respective Subsidiaries any broker’s or finder’s fee or commission in connection with the sale of the Sale II Shares.

ARTICLE 5

COVENANTS

Section 5.01 Interim Conduct; Further Assurances.

(a) From the date hereof until the Closing Date, the Seller shall cause the Company and each of its Subsidiaries to, (i) conduct its business and affairs in the ordinary course of business consistent with past practice, (ii) not take any action, or omit to take any action, that would reasonably be expected to make (x) any of its representations and warranties in this Agreement untrue, or (y) any of the conditions for the benefit of the Purchaser set forth in Article 6 not to be satisfied, in each case, at, or as of any time before, the Closing Date.

(b) Each party hereto shall use its respective reasonable best efforts to promptly fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all

Execution Version

Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. After the Closing Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement any applicable transactions contemplated hereby or to evidence any relevant events or matters.

Section 5.02 Listing of Securities. The Seller shall cause the Company to (i) take all actions necessary to continue the listing and trading of its ADSs on the NYSE and shall materially comply with the Company’s reporting, filing and other obligations under the rules of the NYSE, in each case, through the Closing, and (ii) at the Company’s own cost file with the NYSE a supplemental listing application in respect of the Sale II Shares.

Section 5.03 Dividend Reinvestment. So long as the Purchaser and its Affiliates hold any Sale II Shares (or any ADSs converted therefrom) at any time during the period commencing from the date hereof and ending on December 31, 2026 (the “Initial Dividend Reinvestment Period”), which period shall be automatically extended for another seven (7) years (the “Extended Dividend Reinvestment Period” and, collectively with the Initial Dividend Reinvestment Period, the “Dividend Reinvestment Period”) unless the parties hereto mutually agree otherwise prior to the expiry of the Initial Dividend Reinvestment Period, but only to the extent of such Sale II Shares (or any ADSs converted therefrom), the Purchaser shall, and shall cause its Affiliates to, reinvest all cash dividend declared and distributed by the Company with respect to such Sale II Shares (or any ADSs converted therefrom) held by the Purchaser and its Affiliates to purchase, and the Seller shall transfer and sell, or cause the Company to issue and sell, at the Seller’s sole discretion and election, to the Purchaser and/or its Affiliates (such Affiliate(s) as may be designated by the Purchaser at its sole discretion) on terms and conditions and representations and warranties substantially the same as those set forth in this Agreement, Class A Shares (such Class A Shares issued and sold to the Purchaser and/or its Affiliates in accordance with this Section 5.03, the “Reinvestment Shares”), up to a cumulative limit of HK$206.72 million for the Initial Dividend Reinvestment Period (the “Reinvestment Cap”), at a per share price that is equal to the average closing price of the ADSs for 15 trading days prior to the relevant record date set by the Company for the purposes of distributing the dividends as adjusted by the ratio of ADS to Class A Shares where necessary; provided, however, that in the event that at any time during the Dividend Reinvestment Period (a) the percentage of the unused portion of the Reinvestment Cap accounting for in the total Reinvestment Cap is less than ten percent (10%), and (b) the Seller or the Company reasonably anticipates that the unused portion of the Reinvestment Cap is insufficient pursuant to the Company’s dividend distribution plan and provides a written request to the Purchaser, the Purchaser shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Affiliates to, do and perform, or cause to be done and performed, such acts and things (including obtaining all necessary internal and external approvals and satisfying any other procedural and substantive requirements) to increase the Reinvestment Cap to meet the request by the Seller or the Company to allow the Company to declare and distribute dividends in full amount in accordance with its dividend distribution plan without delay. Notwithstanding the foregoing, the terms set forth in the preceding sentences of this Section 5.03 and the Purchaser’s obligations thereunder (including the extension of the terms under this Section 5.03 for the Extended Dividend Reinvestment Period and the length of the Extended Dividend Reinvestment Period) shall always be subject to the requirements and restrictions under Applicable Laws (including, without limitation, listing rules of the SEHK and any rules or orders promulgated by the Securities and

Execution Version

Futures Commission of Hong Kong, including rules that require the Purchaser or any of its Affiliates to obtain consents or approvals of its members or equity holders for any act or thing required in the preceding sentences of this Section 5.03) to which the Purchaser and its Affiliates may be subject, provided that the Purchaser shall provide reasonable evidence of such requirements or restrictions to the Seller (for the avoidance of doubt, resolutions or written consents of members or equity holders of the Purchaser or any of its Affiliates not agreeing to any such act or thing shall constitute reasonable evidence for purposes of this Section 5.03). If the Seller fails to sell, or to cause the Company to issue, Reinvestment Shares to the Purchaser or its Affiliates pursuant to this Section 5.03 with respect to any dividend distribution for any reason attributable to the Company, the Seller or any of their respective Affiliates, and continues the failure to do so during a period of ten (10) Business Days after receiving a written notice from the Purchaser or any of its Affiliates, the Purchaser’s obligations and undertakings under this Section 5.03 with respect to such dividend distribution shall immediately and automatically cease and have no further force or effect.

Section 5.04 Lock-up. The Purchaser shall not, during the Lock-Up Period (as defined below), Transfer any Securities or any interest therein without the prior written consent of the Seller (which the Seller may grant or withhold in the Seller’s sole discretion). Notwithstanding the foregoing sentence, the Purchaser may freely Transfer any Securities or any interest therein (including any Sale II Shares and Reinvestment Shares) to any of its Affiliates and Subsidiaries, provided that the Purchaser shall cause its Affiliates and Subsidiaries to which it makes such Transfer to be subject to the same lock-up restrictions provided in the first sentence under this Section 5.04 and the Purchaser shall be responsible for any breach of such lock-up restrictions by such transferees. As used herein, the “Lock-Up Period” with respect to any Securities held by the Purchaser will commence on the Closing Date and continue until and include the date that is 180 days after the Closing Date.

Section 5.05 Deposit Arrangement. Notwithstanding anything to the contrary herein but subject to Section 5.04, to the extent permitted by Applicable Law, upon written request by the Purchaser or any of its Affiliates at any time and from time to time, the Seller shall cause the Company to (a) do and perform, or cause to be done and performed, such acts and things (including to provide any consent or confirmation and to satisfy any other procedural or substantive requirements under the Deposit Agreement), and shall execute and deliver such other agreements, certificates, instruments and documents, as may be necessary or reasonably requested by the Purchaser or any of its Affiliates, in order to effect the conversion into ADSs (free of any restrictive legend) of all or a portion of the Sale II Shares and Reinvestment Shares owned by the Purchaser and/or its Affiliates as set forth in such written request, and (b) otherwise use its commercially reasonable efforts to facilitate and effect (or cause to be facilitated and effected) the conversion of such Sale II Shares and Reinvestment Shares into ADSs (free of any restrictive legend) in accordance with the Deposit Agreement, in each case as soon as practicable (and in any event shall be within fourteen (14) calendar days) after the date that is the later to occur of receipt of such written request from the Purchaser and the conversion requested by the Purchaser or any of its Affiliates being permitted under Applicable Law and the Company’s insider trading policy; provided, however, (i) that failure to complete the conversion within such 14-day time period for reasons on the part of the Purchaser or any of its Affiliates, or reasons on the part of the depositary bank, the Cayman share registrar or other parties involved in the process that are beyond the Seller’s or the Company’s control, shall not constitute the Seller’s breach of this Section 5.05, and

Execution Version

(ii) that none of the Seller, the Company and their respective Affiliates shall be responsible for any fees or expenses incurred solely as a result of effecting the deposit arrangement referred to in this Section 5.05, such as ADS conversion fees (other than any fees or expenses that would be required to be paid without the deposit arrangement hereunder pursuant to the applicable deposit agreement or otherwise).

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any Applicable Law or no Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement;

(b) No Proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any Governmental Authority; and

(c) the Cosmo Divestiture Closing has taken place in accordance with its terms.

Section 6.02 Conditions to Obligation of the Purchaser. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction of the following further conditions:

(a) (i) the representations and warranties of the Seller that are qualified hereunder by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Seller that are not qualified hereunder by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date; (iv) the Seller shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by the Seller on or prior to the Closing Date; and (v) there shall have been no Material Adverse Effect.

Section 6.03 Conditions to Obligation of the Seller. The obligations of the Seller to consummate the Closing are subject to the satisfaction of the following further conditions:

(a) The representations and warranties of the Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.

(b) The Purchaser shall have performed all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date (including but not limited to its payment obligations under Section 2.02(a)).

Execution Version

ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.01 Survival.

(a) All representations and warranties made by any party contained in this Agreement other than the Fundamental Representations and Warranties shall survive the Closing until eighteen (18) months after of the Closing Date. All Fundamental Representations and Warranties shall survive the Closing until the expiration of the applicable statute of limitations with respect to such representations and warranties.

(b) Notwithstanding anything to the contrary in the foregoing clause, (i) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding clause (a), if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and (ii) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive indefinitely or until the latest date permitted by law.

Section 7.02 Indemnification.

(a) Effective at and after the Closing, each party hereto, as applicable (the “Indemnifying Party”) shall indemnify and hold harmless the other party and its Affiliates (the “Indemnified Parties”) against and from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Losses”), incurred or suffered by the Indemnified Parties arising out of any misrepresentation or breach of representation or warranty or breach of covenants or agreements by the Indemnifying Party under this Agreement; provided that (i) the Indemnifying Party’s maximum liability under this Section 7.02 shall not exceed the Purchase Price and, if any, the amount paid to subscribe for the Reinvestment Shares under Section 5.03, (ii) no Indemnifying Party shall be liable for any Losses consisting of punitive damages, (iii) the amount of any Losses for which indemnification is provided under this section shall be reduced by (a) any amounts that have been recovered by any Indemnified Party from any third party, and (b) any insurance proceeds or other cash receipts or source of reimbursement that have been received by any Indemnified Party with respect to such Losses, in each case, net of any costs of recovery, and (iv) each Indemnified Party shall use commercially reasonable efforts to mitigate the Losses it incurs.

(b) Notwithstanding any other provision contained herein, the remedies contained in this Section shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on either Party provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to the fraud or fraudulent misrepresentation of the Indemnifying Party; provided, however, that the parties hereto shall be entitled to specific performance or other equitable remedies pursuant to Section 9.07 of this Agreement.

Execution Version

Section 7.03 Third Party Claim Procedures.

(a) The Indemnified Party seeking indemnification under Section 7.02 agrees to give reasonably prompt notice in writing to Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 7.02. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.03, shall be entitled to control and appoint lead counsel (that is reasonably satisfactory to the Indemnified Party) for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge in writing that it would have an indemnity obligation to the Indemnified Party for the Losses resulting from such Third Party Claim, and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees, costs and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.03(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 7.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim vigorously and prudently.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 7.03(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 7.03(c), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees, costs and expenses of such separate counsel shall be borne by the Indemnified Party; provided that Indemnifying Party shall pay the fees, costs and expenses of such separate counsel of the Indemnified Party if (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if

Execution Version

representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party.

(f) Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim.

Section 7.04 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Losses with respect to such claim, such Losses shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Losses arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through such negotiations, such dispute shall be resolved by arbitration determined pursuant to Section 9.06.

ARTICLE 8

TERMINATION

Section 8.01 Grounds for Termination. This Agreement may only be terminated by (a) mutual written consent of each party hereto; or (b) the delivery of written notice to terminate by either party hereto if the Closing shall not have occurred by March 31, 2020 (the “Long Stop Date”); provide, however, that such right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose breach of any provision of this Agreement or whose failure to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Long Stop Date.

Section 8.02 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect (except for Article 9, which shall survive such termination) and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from any liability for Losses for any antecedent breach of this Agreement prior to termination.

Execution Version

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Seller, to:

AMTD Group Company Limited

23/F, Nexxus Building

41 Connaught Road Central

Hong Kong

Attention: Mr. Issac See

Facsimile: +852.3163.3289

Email: issc.see@amtdgroup.com

if to the Purchaser, to:

Clear Radiant Limited

11/F, 68 Yee Wo Street

Causeway Bay, Hong Kong

Attention: Kelvin Leung / James Cheung

Facsimile: +852 2882 5096

Email: kelvinleung@centurycity.com.hk / jamescheung@centurycity.com.hk or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02 Amendments and Waives. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Execution Version

Section 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 9.05 Governing Law. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules thereunder.

Section 9.06 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

Section 9.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.08 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 9.09 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Execution Version

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[SIGNATURE PAGE TO FOLLOW]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AMTD GROUP COMPANY LIMITED

By:	/s/ Marcellus Wong
Name: Marcellus Wong
Title: Director

[Signature Page to SPA]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CLEAR RADIANT LIMITED

By:	/s/ Jimmy Lo Chun To /s/ Kenneth Ng Kwai Kai
Name:
Title:

[Signature Page to SPA]

Execution Version

EXHIBIT A

TERMS AND CONDITIONS OF COSMO DIVESTITURE